EXHIBIT 4.11
                              CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into effective as of January 1, 2000 (the "Effective Date"), by and between SGI International, a Utah corporation ("SGI") and Jeffrey Breault, ("Consultant").

1. Performance by Consultant. Consultant agrees to provide consulting services (the "Services") relative to investor and public relations. Consultant will provide communication services relative to SGI shareholders and debt holders. The Services shall also include, but not be limited to, advice, assistance, and information supplied by Consultant, or developed with the use of any of Consultant's information, equipment, personnel, goods or facilities.

2. Payment for Services.

a. Consulting Fee. SGI agrees to pay Consultant for the Services 7,500 shares of restricted stock, valued by the parties at $750.00, after execution of this Agreement.

b. Payments. SGI shall pay Consultant within 15 days of the end of each month for all work performed during the prior month.

3. Personal Service Contract. SGI and Consultant agree that the Services will be performed personally by Consultant. If the Services are not performed by Consultant, then SGI has the right to terminate this Agreement immediately.

4. Obligations of SGI. SGI agrees to make available to Consultant, upon reasonable notice, computer programs, data, and any documentation required by Consultant to complete the Services.

5. Term. This Agreement shall be effective on the Effective Date and shall continue for a period for one year.

6. Confidentially and Disclosure.

a. Disclosure. Consultant desires to have Confidential Information disclosed to him to enable him to render the Services to SGI, including but not limited to, the following: information related to SGI's business and technologies. SGI is prepared to make available such Confidential Information as it deems necessary to Consultant for the aforesaid purpose on the following understanding:

For the purpose of the Agreement:

The term "Confidential Information" shall not include any information which:

(i) is "publicly available" information. The phrase "publicly available" information shall mean readily accessible to the public in written publication, and shall not include information which is only available by a substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and sources;

(ii) is known to Consultant from sources other than SGI or its Affiliates prior to the receipt of the same hereunder from SGI or its Affiliates;

(iii) is received by Consultant without restriction on disclosure from a third party who is legally in possession of such information and has a right to reveal the same to Consultant.

(iv) "Affiliate(s)" of SGI shall mean any person or entity directly or indirectly controlling, controlled by or under common control with SGI.
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Notwithstanding anything herein to the contrary in this Agreement, Consultant shall have the right to use general skills and capabilities developed as a result of his performance of Services for his own benefit or the benefit of others subject to the obligations of Consultant set forth hereinafter.

b. Confidentiality. Consultant agrees to hold the Confidential Information in confidence and not to reproduce or disclose it to others nor to use it except as herein authorized in writing or as may later be authorized in writing by SGI.

c. Usage. Both parties agree that the Consultant may use such Confidential Information in connection with, but only in connection with, providing Services to SGI.

7. Warranties. Consultant hereby warrants that he will carry out his work in accord with generally accepted practices.

8. Termination. This Agreement shall be effective on the Effective Date and continue in full force and effect for one (1) year. The Agreement maybe extended by the parties upon mutual written consent.

9. Independent Contractor. Consultant is and at all times during the term of this Agreement shall be an independent contractor providing professional consulting services to SGI. Nothing contained in this Agreement shall be construed to create a relationship of principal and agent, employer and employee, servant and master, partnership or joint venture between the parties. Consultant shall have no power to commit or bind SGI in any manner whatsoever.

10. Limitation of Liability. In no event shall either of the parties hereto be liable to the other for the payment of any consequential, indirect, or special damages, including lost profits.

11. Injunctive Relief. It is hereby understood and agreed that damages are an inadequate remedy in the event of a breach by Consultant of this Agreement and that any such breach by Consultant will cause SGI great and irreparable injury and damage. Accordingly, Consultant agrees that SGI shall be entitled, without waiving any additional rights or remedies otherwise available to SGI at law or in equity or by statute, and without posting any bond, to obtain injunctive or other equitable relief in the event of a breach or intended or threatened breach by Consultant of this Agreement.

12. Assignment.

a. Consent Required. Consultant shall not assign or subcontract the whole or any part of this Agreement without SGI's written consent, which can be withheld for any reason.

b. Subcontracting. Any subcontract made by Consultant with the consent of SGI, which must be obtained before Consultant enters into any subcontract, shall incorporate by reference all of the terms of this Agreement. Consultant agrees to guarantee the performance of any subcontractor used in the performance of the Services.

13. Conflicting Assignments. During the term of this Agreement, Consultant shall not accept conflicting assignments, which would put Consultant in a position where he would be rendering advice or providing information to any party who might be a potential competitor of SGI presently or in the future, nor shall Consultant provide any advice, which might disclose any confidential Information.

14. Disputes. If any dispute of any kind arises between the parties with respect to the Consultant's performance under this Agreement, then the dispute shall be submitted to arbitration in San Diego, California to the American Arbitration Association ("AAA"). The dispute shall be submitted to an arbitrator selected from a panel of arbitrators submitted to the parties by the AAA. If the parties fail to agree on an arbitrator, the AAA shall appoint an arbitrator and in the absence of such appointment, the parties may request an appointment by making an application to the San Diego Superior Court to order an appointment. Reasonable discovery, including but not limited to depositions and interrogatories, shall be allowed in any such arbitration. The decision of the arbitrator shall be binding to the same extent as if the award were made by a court of competent jurisdiction.
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15. Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or received when delivered personally or forty-eight (48) hours after being mailed, via first-class U. S. Mail, postage prepaid, to the addresses set forth immediately below of the parties hereto or to such other addresses as either of the parties hereto from time to time designate in writing to the other party.

SGI: SGI International
1200 Prospect, Suite 325
La Jolla, California 90037
Attn: Michael L. Rose

Consultant: Jeffrey Breault
400 Woodlawn, #101
Wichita, KS 67208

16. Applicable Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

17. Entire Agreement and Amendments. This Agreement constitutes the entire understanding and agreement between the parties relating to the subject matter hereof and supersedes any prior written or oral understanding or agreement between the parties relating to the subject matter hereof. This Agreement shall not be amended, altered, or supplemented in any way except by an instrument in writing, signed by the duly authorized representative of the parties, that expressly references this Agreement.

18. Waivers. The failure or delay of either party to exercise or enforce at any time any of the provisions of this Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce each and every provision of the Agreement and shall not otherwise affect the validity of this Agreement.

19. Severability. If any provision of this Agreement is finally determined to be contrary to, prohibited by, or invalid under applicable laws or regulations, such provision shall become inapplicable and shall be deemed omitted from this Agreement. Such determination shall not, however, in any way invalidate the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and in the year first above written.
                                SGI Consultant

SGI International
a Utah Corporation

By: /S/ MICHAEL L. ROSE         By: /S/ JEFFREY BREAULT
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Michael L. Rose                 Jeffrey Breault